Exhibit 99.1

Immunomedics, Inc.
Research & Development Day
September 17, 2008

Cynthia:
Good morning, everyone. I’m Cynthia Sullivan, President and CEO of Immunomedics. Welcome to all of you in the room today as well as to everyone who’s joining us on the webcast and thank you for coming to our R&D Day.

Before I formally open the event, let me remind you that we will be making forward-looking statements during the course of this presentation and that you should be aware of the risks associated with such statements. Please refer to our regulatory filings, most recently our Annual Report for the year ended June 30, 2008, for a discussion of such risks and uncertainties.

We have a full agenda today. Our goal of this meeting is to provide a more in-depth look at our clinical pipeline and share our plans for the future development of these agents. We also take this opportunity to share with you two preclinical research programs. The first is our platform technology for the protein engineering called Dock-and-Lock or DNL, followed by a brief discussion on our advancements in antibody drug conjugates. Finally, we’ll wrap up with our financial picture and a Q&A session.

We’re pleased to have with us today two clinical investigators: Dr. John Leonard, the Richard T. Silver Distinguished Professor of Hematology and Medical Oncology and Professor of Medicine at the Weill Cornell Medical College here in New York City. He’ll share with us his experience with three of our antibodies: Epratuzumab, Veltuzumab and Milatuzumab. Our second investigator, Dr. Kenneth Pennington, will join us via a videotaped presentation. Dr. Pennington is a Medical Oncologist at the Goshen Center for Cancer Care in Indiana and a Clinical Assistant Professor of Medicine at the Indiana University School of Medicine. Today, he’ll give us an update on the Yttrium-90-labeled hPAM4 trial in patients with pancreatic cancer.

I want to thank both doctors for taking time from their busy schedules to be with us today.

We have several speakers from Immunomedics as well: Dr. David Goldenberg, our Founder, Chairman, Chief Scientific and Medical Officer; Dr. William Wegener, our Senior Vice President of our Clinical Research Department, and Dr. Matthew Leoni, Senior Manager of Clinical Research. We also have two of our research scientists presenting today, Drs. Rossi and Govindan. And finally, we’ll end with our CFO Gerry Gorman, who will give us the financial highlights.

We are a biopharmaceutical company focused on the development of humanized antibody products and related technologies for the therapy of cancer, inflammatory or autoimmune diseases. These products and technologies are protected by a broad patent portfolio with about 121 issued patients in the United States, more than 300 issued worldwide, as well as another 420 in various stages of prosecution.

Our lead product, Epratuzumab, which targets the CD22 antigen on normal and malignant B cells and which functions differently than CD20 antibodies has been out-licensed to UCB for the exclusive worldwide rights to develop, market, and sell for all autoimmune disease indications. We have also licensed the subcutaneous formulation of our next most advanced product, Veltuzumab, which targets CD20 on normal and malignant B cells to Nycomed for all non-cancer indications worldwide.

Our business strategy involves utilizing our strengths in the discovery, development, manufacturing, and testing of the safety and efficacy of our products. We’ve executed out licensing arrangements for the final clinical development and commercialization of certain products. Future arrangements may include co-promotion options or even building internal commercialization functions for certain products where we have particular strengths.

In order to effectively develop our products and address diseases with unmet medical needs, we have prioritized our clinical development efforts by focusing on four of our pipeline product candidates. Three of these products are different naked human antibodies, which as I have mentioned recognize antigens on B cells and they’re called CD20 and CD22 while CD74 is also present on a variety of hematological tumors and certain solid tumors.

For solid tumor therapy we’re advancing our clinical trials with the Yttrium-90-labeled hPAM4 humanized antibody for pancreatic cancer therapy. As I mentioned earlier, we’ve developed an exciting new platform technology for protein engineering called the Dock-and-Lock method or DNL, which has a broad spectrum of potential applications for making new classes of antibodies, fusion proteins to even multivalent vaccines. Our antibody drug conjugation technology has also produced a number of interesting product candidates with exciting preclinical anti-tumor activities.

Our future clinical developments include an upcoming discussion with FDA regarding our plans for a registration trial in patients with non-Hodgkin’s lymphoma potentially evaluating Epratuzumab in combination with Veltuzumab. These discussions will occur soon and we plan to begin patient enrollment during calendar year 2009.

We’re pleased with the initial clinical results with our Yttrium-90-labeled hPAM4 in patients with pancreatic cancer, which you will see shortly and we are continuing to enroll patients into the dose escalation phase of this trial during calendar year 2009. We’re working on completing the phase I/II clinical trials with the naked Milatuzumab product in patients with multiple myeloma, non-Hodgkin’s lymphoma, or chronic lymphocytic leukemia and we plan to begin the Doxorubicin conjugated Milatuzumab project in clinical testing in 2009.

We have a strong history of successfully introducing new antibodies into the clinic. We were the first company to combine two antibodies for non-Hodgkin’s lymphoma therapy. The idea to combine Epratuzumab with Rituximab was based on our observation that Epratuzumab acts differently than Rituximab. The difference in mechanism of action may explain why Epratuzumab was active in lupus patients where the Rituxan product had failed in a trial. The combination approach has since generated a lot of interest from oncologists as demonstrated by the number of investigator-sponsored combination studies involving Epratuzumab for the frontline therapy of NHL. The Children’s Oncology Group published encouraging results in August, 2008, with the combination of Epratuzumab plus chemotherapy in children with relapsed acute lymphoblastic leukemia.

Veltuzumab is the first humanized anti-CD20 antibody with a subcutaneous formulation in clinical trials. We were able to develop this formulation because Veltuzumab was active in a dose as low as 80 mg/m2.

Milatuzumab has also received widespread interest from the medical research community because it’s the first anti-CD74 antibody being investigated clinically. In 2007, we reported encouraging results with our humanized hPAM4 antibody at the Society of Nuclear Medicine’s Annual Meeting in 2006. We published our first paper with the DNL technology in the proceedings of the National Academy of Sciences together with our majority owned subsidiary, IBC Pharmaceuticals. And have since them published advances with DNL in Clinical Cancer Research Journal, The Journal of Nuclear Medicine, Radiology, and also Cancer Research.

Before moving on to our clinical presentations, let me reiterate that for a small biopharmaceutical company we have a rich pipeline of product candidates targeting markets with either unmet medical needs or large commercial potential. Our pipeline has been reinforced with two key technology platforms in DNL and drug conjugates. More importantly, we have a strong balance sheet and experienced management team to advance our product pipeline and our technologies.

Let me now introduce Dr. John Leonard who is the Richard Silver Distinguished Professor of Hematology and Medical Oncology at the Weill Cornell Medical College. He also has several other titles and responsibilities that are on this slide. He’ll now communicate his experience with our three antibody products.

Dr. Leonard:
Good morning. It’s a pleasure to be here today and it’s noteworthy that it has been almost ten years since our group at Cornell began working with the novel antibodies developed by Immunomedics, starting with Epratuzumab.

This was the first antibody among several now that I’ve studied and I’ve probably treated more NHL patients with it than anyone. We reported first publications of its safety and efficacy beginning in 2003 with a report in The Journal of Clinical Oncology. I will also relate my experience with Veltuzumab humanized anti-CD20 as well as our early studies with Milatuzumab, anti-CD74 which we are currently studying under a grant from the National Cancer Institute.

This slide, taken from a review that Dr. Bruce Cheson and I published in August of this year in The New England Journal of Medicine shows that antibodies can kill lymphoma cells by several mechanisms, both immunological as well as directly interfering with cell growth pathways. These different methods of killing likely have different importance with different antibodies in specific clinical settings. We try to understand these mechanisms in order to overcome the resistance that often occurs over time with virtually all treatments.

This is why, when we began our trials with Epratuzumab we postulated that it could complement the activity of Rituximab which was already in widespread use since Epratuzumab was directed against a different target and showed evidence of having a different mechanism of action. Epratuzumab targeted CD22 in contrast to Rituximab which targets CD20 on lymphoma cells. But since the early studies with these two antibodies, a plethora of targets have been identified on B cell lymphomas, many of which have antibodies in clinical investigation.

Our group at Weill Cornell has been involved with or led studies with many of these antibodies. This slide summarizes the range of different anti-lymphoma antibodies being studied in addition to the commercialized Rituximab and Alemtuzumab. I will point out that on a small list, Immunomedics has two such agents: Epratuzumab and Milatuzumab and also a third among the several second generation anti-CD20 antibodies, Veltuzumab. Therefore, Immunomedics’ portfolio of anti-lymphoma antibodies is well known in the oncology clinical research community.

A milestone achievement in oncology was the introduction of Rituximab as the first antibody approved for the treatment of a cancer. I believe virtually every patient with a B cell lymphoma has been treated at some time with this antibody, often multiple courses. Currently, most new antibodies and new anti-lymphoma drugs for B cell disease are being studied in combination with Rituximab. However, half of the relapsed follicular lymphoma patients treated do not respond to single agent therapy and just 40 percent who responded previously will achieve a second response with retreatment.

From the perspective of clinicians treating lymphoma patients there remains a real need for improvements in treatment in order to expand the proportion of patients responding and also to increase the durability of these responses. Our data using Epratuzumab with Rituximab, the first combination antibody regimen assessed in lymphoma, suggested that such a “doublet” with Rituximab could enhance the quality of responses without increasing toxicity to the patient.

Another area of intense research is the development and evaluation of second generation anti-CD20 antibodies. Rituximab is a chimeric antibody meaning that about one-third of it is mouse protein. Efforts have been underway to reduce this portion by developing humanized and fully human antibodies.

Immunomedics developed Veltuzumab as a humanized antibody having less than 10 percent of mouse protein. It otherwise seems to behave similar to Rituximab. Notably, however, in ongoing studies it has been safely infused faster, about in one-third the time than the standard Rituximab regimen. It can be active at lower doses than are conventionally used with Rituximab and it appears to have a significant objective response rate. Preclinical studies have showed a structural difference in one of the binding arms of the antibody and also in the remainder of the antibody structure and recent preclinical studies show that these structural differences may result in improved binding to CD20 by Veltuzumab versus Rituximab that could translate to advantages clinically. As was the case with Rituximab, Veltuzumab was also found to enhance the activity of Epratuzumab in preclinical studies.

The Phase I/II results of Veltuzumab included 82 patients with different types of non-Hodgkin's lymphoma and are summarized here. There are two main points to make. First, very low doses, even down to almost one-fifth of the conventional dose of Rituximab were active. Second, in the follicular lymphoma group 27 percent had a complete response or disappearance of all disease after four weekly infusions of Veltuzumab. While comparisons across different studies are limited, this is encouraging because the initial experience with Rituximab reported about 11 percent complete responses in a similar population of patients being retreated after a first course of Rituximab. However, to better define the possible advantages of Veltuzumab versus Rituximab, a prospective randomized comparison between the two agents needs to be undertaken.

In terms of tolerability, this antibody was very well tolerated with virtually no severe reactions noted. I should also add that we are now participating in the Immunomedics sponsored trial of administering very small doses of Veltuzumab subcutaneously to NHL patients. We are excited about the initial suggestions of activity and we are pleased with the convenience for the patients who come in for a quick injection under the skin and then return to work or home. I believe that this is the first trial of a second generation anti-CD20 antibody being given subcutaneously and it has aroused considerable interest in the oncology community.

I have already mentioned Epratuzumab which is quite different than Rituximab or Veltuzumab. Our experience has involved faster infusion times than with other antibodies, often in 30 to 60 minutes. It does not deplete normal B lymphocytes as extensively as Rituximab or Veltuzumab and it appears to have different modes of action than these other antibodies.

In the first clinical trial we conducted at Weill Cornell in over 100 patients and published in the Journal of Clinical Oncology, we found Epratuzumab to have activity in both follicular and diffuse large B cell lymphomas. At the optimal doses studied in this trial it showed response rates of 43 percent and 34 percent in these two lymphoma types respectively.

Retreatment can also be feasible and active with Epratuzumab as observed in a small group who were retreated after relapsing to a successful course of Epratuzumab.

Our next study, as I mentioned, was to determine whether Epratuzumab could be tolerated in combination given in fact on the same days with Rituximab. We did not see any evidence of increase in toxicity with the adverse event profile appearing similar to that expected with single agent Rituximab. As this graph shows, in this limited number of patients it was encouraging to see excellent quality of responses as particularly reflected in the high complete response rate for the combination. And as I mentioned, this was the first assessment of combination antibody therapy in NHL patients.

The combination also resulted in several durable responses and as shown here the median duration of response, that is when half the patients would relapse, was not achieved even up to more than 20 to 35 months follow-up. This is encouraging relatively to the expected data based on the usual 11 month range reported for Rituximab or Epratuzumab given alone.

Our single center results of this combination were largely confirmed in a multi-center study conducted in Europe and also published in The Journal of Clinical Oncology where, again, a significant complete response rate was found in both major NHL types. Although the duration of response in this study was shorter than in our own trial, this graph does demonstrate that durable responses were also observed in a significant percentage of patients.

As a member of the Cancer and Leukemia Group B Study Cooperative Group of the National Cancer Institute, we are now studying various doublets of antibodies and other agents with Rituximab, as shown on this slide, including an ongoing trial of Rituximab plus Epratuzumab. In contrast to the other trials I’ve described, this study involves patients who are receiving this as a first treatment after diagnosis of follicular lymphoma. This study is accruing well. Depending on the results that are observed, further comparative trials may be anticipated of the most promising approaches.

The current treatment of diffuse large B cell lymphoma or DLBCL is Rituximab combined with CHOP chemotherapy over usually six cycles. Because of our past experience combining Rituximab with Epratuzumab, the North Central Cancer Treatment Group of the NCI also undertook to combine both these antibodies with CHOP chemotherapy to assess tolerability and to evaluate efficacy.

Dr. Ivana Micallef of the Mayo Clinic published data from a pilot study where 15 patients studied had an overall response rate of 86 percent, most having complete responses. Toxicity was manageable.

The success of this approach led the NCCTG to then go on to conduct an ongoing larger Phase II study of E-R-CHOP or Epratuzumab R-CHOP with previously untreated DLBCL. At the 2008 ASCO meeting, Dr. Micallef showed that of the 76 patients evaluable at the time, 95 percent showed an objective response with 62 percent having complete responses. Also importantly, 85 percent of these patients had an event-free survival at 12 months with further follow-up ongoing.

This slide, taken from Dr. Micallef’s ASCO talk, puts these results in perspective to other trials of R-CHOP alone, showing one year event-free survival rates higher than those reported in other multi-center trials including the GELA study in France that served as a basis for the approval of R-CHOP as standard therapy for this lymphoma type. Firm conclusions for such comparisons are limited but this information would suggest that a prospective randomized trial comparing E-R-CHOP to R-CHOP is indicated.

In conclusion, Epratuzumab plus R-CHOP has shown promising results and there is significant interest to see if this improvement can be confirmed in a randomized comparative study.

In summary, my experience with Epratuzumab suggests that this is, as a monotherapy, an agent with significant activity and manageable toxicity that compares favorably to other non-CD20 antibodies studied to date. Additionally, our data suggests that Epratuzumab potentially offers added value when combined with Rituximab, both in follicular lymphoma and in DLBCL patients. I am supportive of further studies to better assess the comparative results of such combinations.

Milatuzumab with which we recently started clinical trials in patients with NHL and CLL, targets a totally different antigen, CD74. This is also a transmembrane protein whose function is still under study. But it is clear that if we administer an antagonist antibody to CD74 such as Milatuzumab, lymphoma and leukemia cells can be killed invitro or in lab experiments as well as in lymphoma preclinical models in mice.

The mechanism of action currently does not appear to be immunological but more likely implicates the blocking of certain survival pathways important for the growth of CD74 expressing cancer cells. As with the other antibodies I have discussed, Immunomedics humanized this antibody which is now known as Milatuzumab.

In a study done in collaboration with our pathology department at Weill Cornell, it was found that this antibody bound in a very high percentage of various blood cancer samples from multiple myeloma to NHL and CLL. These were blood cancers taken from patients and then assessed in the laboratory to determine the level of binding. This information helped to select tumor types for further clinical study.

The preclinical data does confirm that Milatuzumab could bind to various B cell lymphoma types, it could inhibit growth in cell culture and in animals having human myeloma and lymphoma grafts improving their survival significantly in these preclinical studies and that it did not appear to work by the usual immunological modes of action. We are currently engaged in a NCI supported dose finding trial with Milatuzumab in NHL and CLL patients and have been assessing several dosing regimens. Thus far, these appear to be tolerable when the patients are premedicated appropriately and we are also studying its pharmacological properties as well as assessing any evidence of activity, which is premature to report at this time.

Finally, I’d like to close by stating how pleased I am to have been a part of the clinical development of Veltuzumab, Epratuzumab, and now Milatuzumab. Antibodies are clearly a critical part of the current armamentarium of the clinical oncologist and such antibodies have made a significant contribution to the management and quality of life of lymphoma and other cancer patients.

Thank you. I’ll now introduce Bill Wegener, who will review the clinical pipeline and related developments. Bill?

Bill:	Good morning and thank you. I would also like to thank Dr. Leonard for his excellent summary of his experience with three of our antibodies that he just presented.

We do have a very active clinical trials program in oncology and also autoimmune diseases. I will present an update of four of our promising therapeutic agents shown here, all which are in ongoing clinical trials.

Epratuzumab and Veltuzumab, as you’ve heard, have great therapeutic potential for B cell malignancies, such as non-Hodgkin’s lymphoma as summarized by Dr. Leonard. But they also hold promise for B cell-mediated autoimmune diseases such as rheumatoid arthritis, lupus and so forth. Milatuzumab also has potential for B cell malignancies such as NHL. However in multiple myeloma and CLL, chronic lymphocytic leukemia, we have a particularly good opportunity with Milatuzumab since CD20 and CD22 are either absent or poorly expressed. The target CD74 is also present on certain solid tumors, an exciting area for future research. Finally, Milatuzumab is rapidly internalized, thus opening up an important opportunity for carrying a drug, a poison, or an isotope right into a malignant cell.

The fourth antibody is Yttrium-90-labeled humanized PAM4, which treats pancreatic cancer by radioimmunotherapy by delivering the potent radioactive isotope Yttrium-90 to the tumor. Dr. Leoni will share some exciting clinical results with you today from our current trial in pancreatic cancer.

Our clinical pipeline is shown here. Epratuzumab is currently in Phase IIb clinical trials in patients with lupus by our partner UCB with data from those trials available in 2009. In oncology, three Phase II trials of Epratuzumab are being conducted by MCI study groups, which will be discussed in upcoming slides. The subcutaneous formulation of Veltuzumab is in two Phase I and II studies. One involves chronic immune thrombocytopenic purpura or ITP, an autoimmune condition and the other NHL and CLL. Our licensing partner Nycomed will develop Veltuzumab in rheumatoid arthritis as a primary indication and they will reimburse us for the ITP trial.

For Yttrium-90 hPAM4 in pancreatic cancer, we have begun patient enrollment in a Phase Ib study using fractionated doses given repeatedly and in combination with Gemzar. As noted, we have received orphan drug status from FDA for this agent as a treatment for patients with pancreatic cancer.

Phase I and II studies with Milatuzumab for the treatment of multiple myeloma are ongoing. Our goal is to evaluate the safety and efficacy of this naked antibody and then to conjugate the antibody with the drug to take advantage of its rapid internalization. As shown, Milatuzumab is also in a Phase I/II study in NHL and CLL.

Let me then begin with Epratuzumab for the therapy of B cell malignancies and autoimmune diseases. Epratuzumab binds to CD22, which is an attractive target for antibody therapy. Unlike CD20, CD22 regulates B cell responses. In cancer, CD22 is not only highly expressed on B cell lymphomas but also on leukemias where other B cell antigens like CD22 are not highly expressed.

Since Epratuzumab has high affinity for CD22 it may block the body’s natural signals from binding. Preclinical studies also showed Epratuzumab may be effective against B cells via ADCC and apoptosis. Finally, Epratuzumab binding also causes a cascade of downstream signaling effects consistent with the regulatory role by inhibiting the B cell receptor complex.

An estimated potential market for Epratuzumab in NHL is shown here. For lymphomas Rituxan is the only approved antibody product with several indications in NHL and has estimated annual sales in the U.S. exceeding $2 billion.

This slide summarizes Epratuzumab’s clinical experience in advanced NHL. The response rates for Epratuzumab are given at its optimal dose, as a single agent, as shown on the left or in combination with Rituximab as shown on the right in two separate trials. The two colors of bar graphs represent the two main types of lymphomas, follicular and large cell lymphomas. As summarized by Dr. Leonard, Epratuzumab is clinically active, even as a single agent and even in the more difficult population with large cell lymphomas. When combined the responses are obviously even better.

Epratuzumab is currently in three clinical trials being conducted by the National Cancer Institute supported study groups. As summarized by Dr. Leonard, the NCCTG study added Epratuzumab to the standard therapy for untreated diffuse large B cell lymphoma which is Rituximab plus CHOP. As he mentioned, the interim results were well received at the American Society of Clinical Oncology this June. The study is now completed and we are eagerly awaiting results from the full analysis.

The second study by the Children’s Oncology Group added Epratuzumab to standard chemotherapy in pediatric acute lymphoblastic leukemia. The leukemic cells don’t express much CD20 so the Rituximab cannot be used in this indication. But CD22 is expressed. A pilot study showed promising results and a large multi-center study is currently well underway and continuing to enroll patients.

The third study is the Cancer and Leukemia Group B study of Epratuzumab added to Rituximab for patients with follicular lymphoma. Our own studies had shown excellent results for relapse patients and this is not only a completely independent study but also in a very important first line setting it is treatment naïve patients. The study is open and currently enrolling patients but too early to have any results reported.

The last studies have not yet started but all will add Epratuzumab to therapies used for adults with acute leukemia. It is also exciting that some of these studies will also use our own second generation anti-CD20 antibody Veltuzumab. So we are looking forward to starting these soon.

Dr. Leonard summarized the excellent interim results from the NCCTG study in diffuse large B cell lymphoma so I will instead show just one slide from the Children’s Oncology Group pediatric study in relapsed acute lymphocytic leukemia. The feasibility portion of the study was published in August. As shown here, adding Epratuzumab to their standard chemotherapeutic regimen led to a large number of responses. Nine of the 15 children achieved complete clinical remissions and even looking at the molecular level for evidence of minimal residual disease, seven were completely disease-free. Children with relapse disease are very difficult to treat so these results are extremely encouraging. As mentioned, a larger Phase II trial is now well underway and we are eagerly awaiting those results.

Our own development plans for Epratuzumab are proceeding and we are in the planning stages for potential registration trials that could lead to oncology approvals for Epratuzumab in the two main NHL subtypes, diffuse large B cell lymphoma and follicular lymphoma. We are seeking advice from regulatory authorities on our plans for registration trials including substitution of our own antibody, Veltuzumab for Rituximab in trial designs.

Our licensing agreement with UCB granted them the exclusive worldwide rights to develop, market, and sell Epratuzumab for all autoimmune disease indications. Under the terms of the agreement, UCB will assume all costs associated with current and future clinical development and commercialization of Epratuzumab. A committee with equal representation from both companies has been established to oversee all clinical trials in lupus and to undertake future activities for Epratuzumab in other autoimmune diseases. Immunomedics has retained the rights to develop Epratuzumab in oncology and UCB has certain buy-in rights to cancer indications for an undisclosed payment and milestones.

In the autoimmune arena, we had started two blinded randomized placebo controlled Phase III studies of Epratuzumab in lupus.  These were both taken over by our partner, UCB, as they assumed the entire clinical program for developing Epratuzumab in autoimmune diseases. Both studies were then stopped early due to interruptions in drug supplies. As such most patients were still at an early part of the trial when the dose effect may not have fully become apparent to detect a statistically significant effect.

The two study designs are shown here. The 03 study randomized patients with severe lupus flares to either placebo or Epratuzumab at 360 or 720 mg/m2 while the 04 study used only the 360 mg/m2 dosing for patients with moderate lupus disease activity. Both trials followed patients as steroids were tapered over nearly 24 weeks. The hypothesis was that patients on Epratuzumab would be more successful at suppressing lupus disease activity than patients on placebo with differences more apparent the longer patients continued on the study.

When UCB stopped these trials, there were only about 90 patients who were evaluable and the data here were pooled from both trials and analyzed at an early time point. Nonetheless, the larger group of patients shown here in red who received 360 mg/m2 Epratuzumab had better improvement in disease activity compared to the group in white on placebo. The bar graphs on the left include all evaluable patients and those on the right only those who got all their intended doses strictly as scheduled by protocol. Both results are similar which is also very encouraging.

Another assessment was the patient’s overall disease activity status. The treating physicians’ assessment is on the left and the patient’s own assessment is on the right. Both the physician’s and the patient’s results are similar with more improvements for the Epratuzumab group shown by the colored bars than the placebo group shown by the white bar.

UCB recently reported their analysis of these studies at the Annual European Congress of Rheumatology. Clinically meaningful improvements with Epratuzumab were apparent even though many patients did not receive the full treatment since the studies had been prematurely stopped. Epratuzumab reduced disease activity as measured by the total BILAG scores of disease activity and also reduced steroid use compared to patients on placebo. Additionally, Epratuzumab was well tolerated with a similar safety profile as placebo. These results supported the decision to continue additional Epratuzumab studies in lupus. As such, UCB has since initiated a new randomized double blind placebo controlled Phase IIb study in lupus patients with moderate or severe disease activity. The primary goal is to evaluate responses across several doses by measuring reductions in disease activity and UCB has stated that the first results are anticipated in 2009.

I’d also like to mention two very interesting publications. Jacobi et al showed that B cell lupus patients actually react differently to Epratuzumab than normal controls, thus leading support to the clinical development of Epratuzumab for this disease. Steinfeld et al reported encouraging results for Sjogren’s patients treated with Epratuzumab. Sjogren’s is a devastating dry eye, dry mouth autoimmune condition with currently no effective treatment. These findings are very exciting and they support the potential development of this antibody for a variety of B cell-mediated autoimmune diseases.

The expected milestones from the current Epratuzumab trials are shown here. The first analysis of the NCCTG Phase II diffuse large B cell lymphoma study with Epratuzumab added to Rituximab-CHOP is expected in late 2008. The COG pediatric ALL trial is expecting to complete enrollment in 2009. The UCB Phase II data from their lupus study of Epratuzumab is expected in 2009. Finally, new registration trials in oncology for Epratuzumab combined with our own anti-CD20 antibody Veltuzumab are being planned for 2009.

And that brings me to our next antibody product, which is Veltuzumab, our second generation humanized anti-CD20 antibody for B cell malignancies and autoimmune diseases.

As discussed by Dr. Leonard, Veltuzumab targets CD20 and some of the often cited properties of CD20 are listed here. The bottom line is that we know that anti-CD20 therapy is very effective at rapidly killing B cells and the first generation of anti-CD20 antibodies began with Rituximab or trade name Rituxan which is approved for certain lymphomas and more recently for rheumatoid arthritis.

However, as a second generation antibody, Veltuzumab has significant structure function differences from Rituximab. I won’t repeat all the details here which were previously summarized by Dr. Leonard, but Veltuzumab remains bound to CD20 longer than Rituximab in all lymphoma cell lines that have been tested and this may be why Veltuzumab shows higher potency than Rituximab in some lymphoma models in vivo. In addition, Veltuzumab is humanized while Rituximab is not and this may be why patients have not had any significant immunogenicity reactions to Veltuzumab infusions so far.

Like Epratuzumab, Veltuzumab can target the markets for NHL and autoimmune disease. In NHL the only currently approved antibody is Rituxan with annual U.S. sales currently over $2 billion. In the autoimmune arena focusing here just on rheumatoid arthritis, the approved antibodies include three anti-TMF products as well as Rituximab with combined U.S. sales exceeding $7 billion.

We have just licensed the subcutaneous formulation of Veltuzumab to Nycomed for all non-cancer indications worldwide with rheumatoid arthritis as the first major indication to be pursued. Immunomedics will continue the ongoing Phase I/II trial in ITP and we’ll be reimbursed by Nycomed for all related expenses. The agreement also provides Immunomedics with an option to co-promote Veltuzumab for the ITP indication in the United States. Immunomedics retains the rights to Veltuzumab in cancer indications.

Under the terms of the agreement, Nycomed will be responsible for all costs associated with the current and future clinical development, manufacturing, and commercialization of Veltuzumab for the subcutaneous formulation for all non-cancer indications. Nycomed will purchase clinical trial materials from us at cost plus and will source a third party CMO for commercial scale manufacturing of Veltuzumab.

We also have rights to purchase their commercial product for our cancer indications. The agreement provided Immunomedics with a non-refundable initial cash payment of $40 million and potential milestone payments of up to $580 million as well as escalating double digit royalties on sales of Veltuzumab.

Dr. Leonard previously summarized the results from our first study of Veltuzumab in patients with recurrent NHL based on an update presented at the 2008 Annual Meeting of ASCO. Eighty-two patients received between 80 and 750 mg/m2 of Veltuzumab intravenously once weekly for four weeks and most patients had received at least one prior Rituximab containing regimen.

Dr. Leonard showed detailed response rates for several subgroups in this study so I will just give the overall results obtained across all Veltuzumab doses, including the lowest dose of 80 mg/m2. On the left, the objective response rate is 41 percent, for all patients, 44 percent for follicular patients. On the right there was an impressive complete response rate of 21 percent for all patients and 27 percent for follicular patients. These responses have also been found to be durable at all Veltuzumab doses. Thus, Veltuzumab is clearly an active antibody, even at the lowest dose of 80 mg/m2, which is approximately one-fifth the standard dose typically given with Rituximab.

Veltuzumab is currently being studied in ITP patients with low platelet levels and at increased risk of bleeding. These patients received only two doses of Veltuzumab at one of several low dose levels. This study has now been transitioned from IV infusions to subcutaneous injections. We have submitted preliminary results to this year’s Annual Meeting of the American Society of Hematology and because there is an embargo we can’t summarize the study results until that time. However, we have previously made public an early result from the very first patient who had a complete response after one single IV infusion of only 80 milligrams of Veltuzumab. The graph of platelet responses for this one patient is shown here, quickly rising from dangerously low platelet level up to normal levels and currently continuing the response now 24 weeks later. Incidentally, this patient also had active ulcerative colitis when she entered the study and this has also remained under control since treatment without additional medications needed.

In the second study the subcutaneous formulation is administered for NHL or CLL patients. The preliminary analysis has also been submitted to the upcoming ASH meeting and again is embargoed until that time. But I can discuss one patient who received subcutaneous injections of 80 milligrams of Veltuzumab. The B cell levels were depleted, indicating that Veltuzumab administered subcutaneously is distributed in the body similar to the intravenous infusion method. This was confirmed with PK measurements showing the subcutaneous dose was slowly but effectively released into the blood over several days. In addition, the clinical team reported that both visually and by palpation a prominent neck mass began to shrink after the first dose of Veltuzumab and a large axillary node also shrank.

Expected milestones for Veltuzumab are summarized here. The initial results from both the ITP study and the subcutaneous NHL/CLL study have been submitted for the upcoming 2008 ASH meeting this December and we look forward to those presentations. In rheumatoid arthritis, our partner Nycomed is actively working to initiate studies next year.

I will now turn to Milatuzumab, our anti-CD74 antibody for hematologic malignancies and certain solid tumors. As Dr. Leonard pointed out, Milatuzumab targets CD74 which recently has been recognized as a survival factor. CD74 is highly expressed on a variety of hematological tumors, even on some solid cancers. CD74 also is rapidly internalizing and this makes CD74 an attractive target for an antibody drug conjugate.

Like all antibodies, Milatuzumab is a humanized antibody. Preclinical studies have shown that Milatuzumab can kill cancer cells directly even though there was no ADCC or CDC. Importantly, both Milatuzumab itself and Doxorubicin conjugate and Milatuzumab have demonstrated anti-lymphoma and anti-myeloma activity in preclinical studies.

Milatuzumab is currently being studied in several areas but let me just focus on the potential market here for multiple myeloma. Besides chemotherapy there are three main biologics approved as shown here. But there currently is no antibody competitor. The combined annual sales from these three agents is about $1.5 billion.

Milatuzumab currently has orphan drug status for multiple myeloma. Our first study is a dose escalation program in Phase I and we are now enrolling on dose level three. After initially adjusting the pre-medications and infusion rate, Milatuzumab has been well tolerated and the protocol has been amended to add higher dose levels. This is an aggressive disease and these patients are heavily pre-treated. Even though Milatuzumab is given only as a single agent as opposed to being given in a combination regimen, we are excited that there has been some evidence so far of possible disease stabilization.

Because of the novelty of Milatuzumab and the CD74 target, investigators are quite interested in studying it. Currently we have orphan drug status for CLL in the United States and we have now opened a Phase I/II study in NHL/CLL while Dr. Leonard’s NCI funded investigator study in this population is continuing using a different dosing schedule.

Finally, we are in the process of preparing an IND to start clinical studies in Milatuzumab conjugated to the chemotherapy drug Doxorubicin, taking advantage of the rapid internalization of this antibody when bound to CD74.

Expected milestones for Milatuzumab include the abstract recently submitted for the ASH meeting this December from our results in multiple myeloma and clinical studies of Doxorubicin conjugated Milatuzumab to be initiated in 2009.

Thank you for your attention. Now I’d like to turn the presentation over to Dr. Matthew Leoni, our Senior Manager of Clinical Research who will discuss our exciting results from our current studies in pancreatic cancer.

Dr. Leoni:
Good morning. As Bill mentioned, I’m going to be talking to you about our exciting new product for the treatment of pancreatic cancer. hPAM4 is a humanized antibody designed to target a specific marker expressed primarily by pancreatic adeno-carcinoma cells. It delivers a cytotoxic dose of the potent radioisotope Yttrium-90 which is attached to the antibody.

The driving force behind the genesis of this new product was a desire to make a meaningful advancement in the treatment options for a disease entity that not only has one of the highest morbidity and mortality rates of all known cancers but also has a true scarcity of known treatments.

Pancreatic cancer remains a disease with a dismal outlook. The current treatments for patients with surgically unresectable disease are clearly ineffectual as evidenced by the fact that the clinical trials of recently approved drugs such as Gemcitabine or Tarceva have median survivals of only five to seven months. So there’s clearly an unmet medical need here and a need for new approaches.

The approach we’ve taken is based on the fact that most pancreatic cancer cells express a large amount of mucinous material on their surface, in particular MUC1 which is a large surface glycoprotein. Capillary disruption within pancreatic cancer masses allows MUC1 at the site to be an accessible target for antibody therapies.

As I said, hPAM4 is a humanized monoclonal antibody that specifically targets a unique site on the MUC1 found on the pancreatic cancer cells. In preclinical studies, radioimmunotherapy with hPAM4 labeled with the radioisotope Yttrium-90 was effective and the best results which were observed were observed when Yttrium-90 was given in combination with Gemcitabine. An initial clinical trial demonstrated the safety of Yttrium-90 hPAM4 given alone. In this study several tumors showed transient shrinkage or even stabilization.

As I stated previously, there is a distinct unmet need for new medical therapies for advanced pancreatic cancer. The most widely used product today on the market is Gemcitabine. Although its cumulative improvement in morbidity and mortality is pretty marginal, Gemzar’s total sales in 2007 still topped $670 million.

Our current study is a Phase Ib open labeled dose exploration study of Yttrium-90-labeled hPAM4 administered as one or more treatment cycles of fractionated multi-dose radioimmunotherapy in combination with radiosensitizing doses of Gemcitabine as front line therapy for patients with stage 3 unresectable locally advanced or stage 4 metastatic pancreatic cancer.

Patients first undergo pretreatment targeting and dose symmetry imaging via uptake of hPAM4 antibody labeled with the radiomarker Indium 111. Once successful tumor targeting and radiation limits have been established the patients receive three fractionated doses of Yttrium-90 hPAM4 administered over three weeks. Additionally, each patient is given a non-cytotoxic dose of Gemcitabine following each administration of hPAM4 which we believe will potentiate the radiation effects of the hPAM4 on the cancer cells.

To date, we have successfully completed the therapy regimen in three patients at the first dose level which is 6.5 mCi/m2 of Yttrium-90 and 200 mg/m2 of Gemcitabine. The first patient to receive treatment had a large pancreatic tail mass with multiple liver metastases. Therapy was well tolerated in this patient and he’s currently undergoing his third treatment cycle. It is now 11 months since his initial diagnosis and eight months since his initial therapy began. He continues to have an excellent performance status to date.

The second patient who had a pancreatic tail mass, portacaval lymph node metastases and an extremely large metastatic liver mass also tolerated the initial treatment very well and is now finished their second treatment cycle. Following treatment this patient had significant improvements in their performance status and in their quality of life from baseline. Both of these are currently maintained and she continues to do well.

The third patient has recently completed a complete course of the therapy and again this therapy was well tolerated in this patient. Patient accrual is actively progressing and we anticipate a significant acceleration in enrollment as we continue to activate several new sites with large patient populations with pancreatic cancer.

For some of the results in these initial patients, here we have some of the early results from the first patient. As you can see, there were modest but significant decreases in tumor size at four weeks post-therapy. When we look at the PET scan data seen on the right, we see dramatic changes that have occurred in the tumor metabolic activity. The SUV as a measure of metabolic activity has decreased within the primary mass by more than half and the three largest liver metastases are now indistinguishable from the surrounding tissues indicating a relative state of metabolic inactivity.

This slide shows the PET/CT fusion images from the same patient. In comparing the baseline on the left to the four week post-treatment scan on the right, we can see a dramatic decrease in the metabolic activity within the primary pancreatic tail mass as was reflected in the decreased SUV value.

The true 3D PET imaging for this patient gives you a better appreciation of the size of not only this pancreatic mass but also the three large liver metastases I mentioned. As you can see here, treatment with hPAM4 has significantly lowered the metabolic activity within each of these lesions at the four week time point.

This image is an example of the high specificity of tumor targeting we get with the hPAM4 antibody. As you can see here in patient 2, hPAM4 labeled with the Indium 111 marker is being selectively taken up by not only the primary pancreatic mass but also both sites of significant metastatic disease. Note here that there is relatively little uptake of the antibody in the normal body tissues. This is significant. With these images we feel confident that we are delivering the cytotoxic payload of the Y90 to its intended target.

Here we have the PET/CT fusion images from patient 2. As you can see, the majority of the larger liver lesion has had a significant impairment in metabolic activity following the treatment. This corresponds with our recent CT data that indicates that this lesion has had a dramatic reduction in actual overall size. Again, we see here that this patient’s primary pancreatic mass and the adjacent metastatic disease within the lymph node complex has had dramatic reductions in overall activity. These are both quite striking.

And finally, from the 3D PET image uptake here we see confirmation of the initial findings. As you can see, activity in the primary lesion and the lymph node mass has been reduced to near background activity and the change in the large liver lesion suggests not only significant changes in metabolism but also a dramatic size decrease which we did confirm by CT scan.

We believe that these early results from both of these patients are suggestive of the initial phase of a drug effect that will hopefully lead to not only halting the pathologic progression of this aggressive disease but also to increase survivability and improve quality of life in these patients.

Currently we’ve submitted these preliminary results along with some newly accrued data for presentation at several upcoming national conferences. And with regard to our clinical development plans for hPAM4, the product will be kept in-house as we move forward through stage three registration trials utilizing internal company resources to make the push towards commercialization.

Now I’d like to let you hear from Dr. Kenneth Pennington. He’s the primary investigator who is handling the care of the two patients I was discussing with you. He’ll give you his clinical perspective on the trial and the results he’s seen so far. Additionally, you’ll also get to hear from both of these patients themselves and their experience with the trial. For the webcast audience, please click the video link now.

Video:
Tarceva has also been approved and some physicians will also add Tarceva to Gemzar. Some physicians use a combination of other medications but its always Gemzar-based. However, the data to support adding that second drug is pretty limited so thats still a controversial area. It doesnt appear to add significantly to survival and so many medical oncologists try to look at the efficacy, they look at the cost, they look at the side effects and they usually come back to just Gemzar as a single agent or perhaps with Tarceva. That varies from office to office.

But we do know that Gemzar is better than nothing for some patients; but however, its not made a huge impact upon survival. I think there are certainly some patients whose life is prolonged with single agent Gemzar. It does appear to improve quality of life as well, which is why it was approved. But yet, we certainly need new options for therapy for this devastating disease.

How long does Gemzar help a patient? It varies from person to person. Some it doesnt help at all. Some perhaps the benefit might be there for a few months. But again, if you look at the overall record of these patients, less than ten percent of people are alive two years after the diagnosis. The majority of people have died within a year.

Two patients that we have treated thus far with PAM4 both entered with a good performance status, which is part of the entry criteria. Both had very easily measured disease, which again we wanted to be certain that we could measure whether or not were doing the patient any good. And both were enthusiastic in participating in some type of trial because theyd done their homework. Theyd gotten on the internet. They had seen physicians at other institutions and they all knew the prognosis was grim. And so they were just very enthusiastic about being on something that might offer additional benefit.

We began with our first two patients that we treated that we have had time to follow with what I would consider to be ideal candidates, folks who are still feeling good, theyre eating well, the nutritional status is good. We have seen in a short period of time following treatment what I would consider to be dramatic responses to treatment.

One gentleman had an extremely elevated C19. That was dropped almost to normal. His PET scan resolved the hypermetabolic activity. That was quite encouraging and the other patient did not have an elevated marker but did have very solid radiographic evidence of reduction in the amount of tumor present.

The thing that I was quite pleased with was the fact that we did not see any subjective toxicity while the patients were undergoing treatment. I was concerned that we might see significant myelosuppression. I was concerned that we might have gastrointestinal complaints. Both patients just literally breezed through therapy and had absolutely no complaints at all.

We had very minor thrombocytopenia, didnt have any significant neutropenia. So we were just thrilled with the fact that they tolerated therapy and as far as we know with the follow up, which is limited, that we have now, were not seeing any delayed toxicity. So were quite interested in continuing this study and were trying to accrue as many patients as we can to further examine the duration of remission that will be obtained and just to get more data available because weve just seen with a very low dose of Gemzar extremely impressive results.

The significance of a response on a PET scan is a bit hard to say at this point in time when it comes to cancer of the pancreas. Now if we can extrapolate from other diseases for which weve had quite a bit of experience, actually years of experience for lymphoma patients, we know that those people with just tumors, those people with lymphomas who do respond dramatically with a normal PET scan after two to three cycles of therapy, those patients do very well and we know that in lymphomas theres a higher cure rate. We also have some evidence that PET scan negativity, a PET scan going from extremely hypermetabolic to negative is also predictive of a good response to chemotherapy in patients with gastrointestinal malignancies. We know that the prognosis is much better.

Were hoping the same thing is true with patients who have cancer of the pancreas. We really dont have any reason to believe that the mechanism of the PET scan going from positive to negative would be different although that theoretically is possible. But its encouraging to me because its very hard to measure a benefit with chemotherapy in cancer patients whose primary is a pancreatic malignancy because we know theres not often a good correlation between resist criteria and the benefit with treatment for metastatic cancer of the pancreas. Its a bit of a unique disease in that regard and so were hoping that the PET scans will give us a better indicator of how effective a treatment is than just relying upon CT scans which are notoriously difficult to interpret.

The question that comes up next is what happens to patients who have a very good response. Lets say they have an excellent remission, theyre doing well, theyre asymptomatic. Were not certain that were going to cure these people and in fact anybody who talks about cure at this point in time I think would be risking their credibility.

So the question comes up: Should you continue a person on Gemzar, perhaps full dose Gemzar. Another alternative which weve chosen would simply be to follow these patients and then at signs of disease occurrence, evidence of disease recurrence resume treatment. And then the question comes up: What treatment? Would you simply go to traditional single agent Gemzar at the usual dose of 800 to 1,000 mg/m2? I personally would be in favor of reinstituting treatment with PAM4 as long as we dont have problems with the dosimetry and neurotoxicity. Again, as a farm boy, this is on an unplowed field and were interested in approaching that. My personal preference at this time is to simply follow these folks, see how well they do and then at the time of disease recurrence if neurotoxicity is not excessive from prior treatments, if we think weve got a window of opportunity here, resume treatment with the same combination of Yttrium and Gemzar as before.

Patient 1:	I was diagnosed with pancreatic cancer October 2 of ‘07. After I was diagnosed it was very traumatic. It scared me pretty badly as you can imagine.

When I first started receiving treatment which was in February of ‘08, for the most part it was very surprising to me because I’d always heard stories about extreme nausea and fatigue and this sort of thing. I didn’t experience that. And it was very enlightening, too. It was very morale boosting to me.

I was able to come in and get my treatment and two hours later driving 175 miles home. After my rounds of treatments I generally did everything I wanted to do. I didn’t have any problem functioning pretty much in a normal fashion. The second treatment would have been in April of ‘08, and it was virtually a repeat of the first in terms of how I felt and there was no nausea involved. I never had a problem eating. I’ve always maintained my weight, which is upper 170s. And it’s just been a very pleasant, surprising experience for me because of all the stories I’ve heard in the past.

I’m starting my third treatment. Well, actually I started it about 12 days ago which would have been about August 22nd or 23rd.

Q:	And you’re feeling pretty healthy, you’re feeling pretty good?

Patient 1:
As far as the way I feel, if someone told me that there wasn’t anything wrong with me more than a little occasional mild acid reflux I would believe them because I don’t feel bad. If I were told to get in my car and drive home, which is from this hospital 175 miles, I wouldn’t give it a second thought because I don’t feel bad.

I feel the same right now as I did 11 months ago. I haven’t lost any weight. I have never been jaundiced. I’ve never missed a meal because I was too nauseated to eat. And I feel good, I feel pretty good. And as I said, it’s done nothing but amazing things for me because I don’t look or feel any different than I did a year ago.

In other words, I feel fairly good. I'm very encouraged. I feel confident when I come here and it's just been a marvelous experience.

Patient 2:	I was diagnosed with pancreatic cancer March 17th of this year, and it was a big shock to me to hear a doctor sit and tell me that I had pancreatic cancer. I felt that there was no life left for me.

Before I started treatment I had just a little tiredness, never sick. I was just tired, run down. I started treatment with this in May of this year. Once I started the treatment, I felt good. I was never sick. It never made me sick. I was a little tired but I kept going. I was able to just come in and do my treatments, go on with my life. I had a lot of support.

Once my first treatment was over with, I felt really great. I felt like I had life left. And I’m going to live my life. I was out doing everything with my family. We’d go camping and just walking and just normal, living a normal life.

After the first treatment I started a second treatment and I went through that. And it was great. I had no problems with my second treatment. I just went on just like my first one. I’ve really done good.

After my second treatment I continued my life, living normal, doing whatever I wanted to do. As of today, I’m feeling great. I couldn’t feel any better.

Speaker:	Return to our slide presentation, Dr. David Goldenberg, our Chairman, will introduce our research programs.

Dr Goldenberg:
Thank you. It’s a pleasure to share with you a brief overview of our enthusiasm of the science being pursued at Immunomedics. This presentation will also include the research emanating from our majority-owned subsidiary IBC Pharmaceuticals, which is focused on improved methods for personalized cancer therapy, combining diagnostic imaging and radioimmunotherapy.

The exciting DNL platform technology which is a joint development by Immunomedics and IBC Pharmaceuticals will be introduced by Dr. Ed Rossi, providing you with an overview of how it works and some of the intriguing constructs we have made and tested as next generation monoclonal antibodies with what we believe have enhanced potencies and unique mechanisms of action.

Dr. Govindan, Director of our Conjugation Chemistry Group, will introduce you to a line of antibody drug conjugates or ADCs which also combine our proprietary humanized antibodies with interesting anti-cancer drugs with already preclinical evidence of their potencies in a variety of cancer types. This new field of ADC is emerging rapidly with product opportunities being explored by a number of biotech and pharmaceutical companies. We are confident, nevertheless, that we have some unique product candidates based on superior science.

On that note, I am pleased to announce that Dr. Govindan has just been awarded two Phase II small business innovation research grants from the National Cancer Institute to study SN-38 conjugate with an antibody that targets lung, ovarian, and prostate cancers and also the development of Milatuzumab/Doxorubicin for hematopoietic tumors.

Critical to all of these activities and products in development is to gain a strong intellectual property position. Over the years, we have gained a large number of important patents covering not only the products and technologies we are discussing today but other applications, compositions, and methods that give us, we believe, a solid foundation in biotechnology and relatively long patent protection for our current and future products.

These also cover broad areas of science and as we advance certain basic technologies such as DNL, we believe this IP will enable us to structure important technology related licensing deals.

Now permit me to introduce Dr. Rossi who will tell you about Dock-and-Lock. Thank you.

Dr. Rossi:
Thank you, Dr. Goldenberg. I am pleased to present this work on behalf of a team of scientists at IBC Pharmaceuticals and Immunomedics. One of our goals in R&D is to produce more potent and effective therapeutic antibodies. This can be accomplished by endowing existing antibodies with additional binding arms to either the same or a different target, thus making them multivalent and bispecific. Alternatively, cancer targeting antibodies can be armed with therapeutic molecules such as cytokines.

We have developed a simple yet powerful technology called the DNL Method which has facilitated these endeavors. Dock-and-Lock or DNL Method utilizes the natural binding interaction of peptides derived from two human proteins. One of the peptides, shown in blue, is present in two copies which combine and associate with a third peptide shown in yellow. The DNL modules comprise these peptides fused to a biomolecule such as an antibody or cytokine.

Docking-and-Locking of the three peptides results in the combination of three modules and the creation of a single multi-functional entity. The simple yet versatile manufacturing process can be applied to couple various proteins and non-proteins into stable structures of defined composition. The site specific conjugation results in quantitative yields of a homogeneous final product with excellent in vivo stability.

I will be only showing two examples of the many applications of the DNL Method. The first example involves the generation of more potent antibodies. Natural antibodies possess two binding arms that each bind the same molecular target. We have used DNL to create improved antibodies that have up to six binding arms and simultaneously bind two different target molecules.

In this example, modules are combined by DNL to generate a hexavalent antibody. We have created a number of these types of constructs. Mono-specific hexavalent antibodies have six binding arms for a single tumor associated antigen such as CD20 and thus bind very tightly to tumor cells, expressing the target antigen. Bispecific constructs have four binding arms for one antigen, such as CD20, and two additional binding arms for a different antigen such as CD22 and can simultaneously target the two different tumor markers on cancer cells.

This is the result of a lymphoma therapy study in a mouse model showing the therapeutic efficacy of two DNL constructs. The first is a hexavalent monospecific anti-CD20 construct which is based on Veltuzumab and called Hex-hA20. The other is a bispecific anti-CD22/anti-CD20 construct called DNL2 which is derived from Veltuzumab and Epratuzumab. At the two low doses tested, treatment with both constructs showed potent therapeutic efficacy and significantly improved survival compared to saline controls.

In the second example, I’ll present how we use DNL technology to generate multi-functional conjugates consisting of cytokines and antibodies. This will be illustrated with an interferon alpha anti-CD20 antibody conjugate.

We have shown that attaching cytokines to antibodies dramatically improves the pharmacokinetic profile of the cytokine. Thus, these agents can be dosed at lower frequency. Additionally, the antibody partner can play a role in targeting the cytokines to the desired location, such as the tumors.

In this example an interferon module shown on the top left was combined with an antibody module shown on the top right to generate a DNL structure shown in the bottom center called 20-2b which is composed of four interferon alpha groups fused to a lymphoma targeting antibody. This slide shows the survival of lymphoma bearing mice treated with low doses of the interferon antibody 20-2b shown as circles compared to similar doses of the parental antibody which are represented by squares.

The results show that the addition of four interferons markedly increased the anti-lymphoma efficacy of the parental antibody. This demonstrates that DNL can be used to make targeting interferon conjugates with superior pharmacokinetics and remarkable potency.

The modular nature of DNL allows the generation of similar structures comprising different targeting antibodies or cytokines. In summary, using the powerful DNL Method we believe that we have developed a new class of potential therapeutics comprising multivalent and bispecific antibodies or cytokine fused molecules.

Now, Dr. Govindan will present new immunoconjugates created in our lab.

Dr. Govindan:
Thank you, Dr. Rossi. Our goal in this area has been to develop antibody directed chemotherapies of hematological and solid cancers. For hematological malignancies we have developed a Doxorubicin conjugate of Milatuzumab which we plan to take into clinical trials in calendar year 2009. Milatuzumab itself is already in Phase I clinical trials in patients with basal cancers. Doxorubicin is attached to Milatuzumab using a linker that is sensitive to low pH. The conjugate retains its binding properties   and it’s very potent in killing CD74 positive cells.

When the conjugate is taken into the cancer cell, the Doxorubicin is released from the antibody in a low pH compartment. The unique internalization characteristic of this antibody results in a high concentration of the drug inside the cell. The conjugate was thoroughly investigated in preclinical models of human multiple myeloma and human non-Hodgkin's lymphoma models.

This slide shows an example of a preclinical therapeutic efficacy achieved using the Milatuzumab and Doxorubicin conjugate. In this animal model of systemic human lymphoma, a single low dose of the conjugate administered five days after tumor cell injection produced 100 percent cure. A similar therapeutic effect using a single low dose of the conjugate was also documented in systemic human multiple myeloma model.

The second antibody conjugate is for the treatment of solid tumors. For this, we are developing the conjugate of the active drug form of the cancer drug CPT-11. CPT-11 is used in patients with colorectal, breast, lung, and brain cancers to name a few. CPT-11 must be converted to the active drug SN38 by a liver enzyme.

To reduce the side effects and increase the therapeutic efficacy, antibody conjugates of SN38 were prepared and evaluated. This is an example of preclinical therapeutic effect documented with an antibody SN38 conjugate. In a lung metastatic model of human colon cancer in mice, therapy was started two weeks after tumor cell injection. Survival was significantly better in animals receiving the drug conjugate than in the group receiving an equidose mixture of an antibody and SN38 or versus the untreated group.

Similar therapeutic effects were seen with other antibody-SN-38 conjugates in lung and pancreatic tumor models. Preclinical therapy data were presented at two international scientific meetings in 2007 and 2008.

Now, Mr. Gorman will present the financial highlights.

Gerard:
Thank you, Dr. Govindan. As of the end of our fiscal year 2008, we reported $26 million in cash and marketable securities which has recently been strengthened by the $40 million non-refundable cash payment from Nycomed. The company now has considerable financial resources to support our aggressive agenda as we have outlined here today.

We plan to maintain our expected annual burn rate at the $20 to $22 million level. We’re able to accomplish this because our corporate partners, UCB and Nycomed, have taken responsibility for financing the future clinical and commercial development of Epratuzumab and Veltuzumab in autoimmune and non-cancer indications respectively.

I hope we’ve shown you here today that not only do we have a rich pipeline of product candidates but we’ve also made significant progress with our discoveries as highlighted on this slide. We’ve consummated licensing partnerships for final clinical development and commercialization of our two lead products with UCB and Nycomed.

NCI study groups have recently reported very interesting interim data from their Phase II studies combining Epratuzumab and Rituximab. We reported the complete response from our first patient treated with Veltuzumab in our Phase I/II trial for ITP and complete B cell depletion for the first patient receiving subcutaneous Veltuzumab for NHL.

We initiated a combination study for our hPAM4 labeled with Yttrium-90 and Gemcitabine in newly diagnosed patients with advanced stage pancreatic cancer. And Milatuzumab is being investigated in three disease settings, multiple myeloma, NHL, and CLL and it’s recently received orphan drug status for multiple myeloma and CLL.

Looking ahead, we have a number of key events that are coming up. In the near-term we’re planning presentations at the ASH Annual Meeting in December, 2008. We submitted abstracts on the two subcutaneous Veltuzumab studies as well as results from the Milatuzumab in multiple myeloma study.

In calendar year 2009 we expect to initiate the Milatuzumab/Doxorubicin conjugate studies in multiple myeloma. The North Central Cancer Treatment Group has stated that the final study analysis on all patients will be available at the end of 2008.

Going further out, the new registration studies combining Epratuzumab with Veltuzumab in NHL is expected to take place in 2009. And Nycomed’s first RA studies with Veltuzumab are expected to commence in 2009.

During the year 2009, UCB plans to report data from their Phase IIb lupus study with Epratuzumab. Also, we plan to present preliminary results from hPAM4 at upcoming scientific meetings and medical conferences along with any newly accrued data.

We hope we’ve shown you today that we have a number of exciting programs and a robust pipeline based on strong science. We’ve focused our time, effort, and resources on the programs that we believe will add most value to our shareholders. We have the resources, scientists, and management team to advance our product candidates and technologies and to achieve our strategic plans.

This concludes our formal presentation. If you’d like a copy of the presentation or of any of the results that we’ve presented today, please contact our Investor Relations Department.

I’d now like to turn the floor over to our CEO, Cindy Sullivan, for a Q&A session. And for the benefit of those who are listening on the webcast, we ask you to please wait for the microphone and give your name and affiliation before asking any questions. Thank you very much for your kind attention today.

Cynthia:	Thank you, Gerry.

Q:
Hello, I’m Dominique Semon. I have a question for Dr. Leoni. Dr. Leoni, we heard Dr. Pennington mention some sort of hesitation related to how he would retreat these patients, whether he would use just Gemzar alone or retreat in combination with hPAM4. And it turns out that we now learn that the first patient is three cycles and the second two cycles. So what were the criteria for retreatment? I presume he must have made the decision to retreat with a combination, one.

Answer:	Correct.

Q:	And two, what was the decision? Was this patient progressing with CAT scans? In other words, were the tumors growing back or…?

Answer:
For the first patient, after we saw the initial results, we decided that retreatment would only occur in patients that obviously had a defined response to this therapy. Any patient that didn’t have a defined response to the therapy, obviously retreatment wouldn’t necessarily be part of the plan. But since both of these patients had the distinct and pretty marked response we decided that retreatment would be the plan for moving forward.

So basically, as we waited and watched, because we weren’t seeing -- we saw stabilization of disease in these patients and we saw data that suggested that there was a drug effect and a substantial drug effect; however, because we weren’t necessarily seeing tumor shrinkage on the CT scans, we went ahead and said that the drug is definitely interacting in some way with the tumor, in some beneficial way to the patient. So retreatment was then scheduled for that patient, again because it was so well tolerated and because it seemed relatively safe.

We’d watched them for several weeks. We didn’t see the toxicities that maybe we thought we were going to see. So we decided at that point to initiate therapy again.

His third cycle has been initiated because there is some clinical evidence to suggest that maybe his tumor is coming back. His CA 19-9 levels began to increase and based on that the investigator, Dr. Pennington, believed that he would benefit from another therapy as opposed to going off and going to some other therapy like high dose Gemzar or something of that nature.

Similarly for patient two we made that same judgment. After watching her for several weeks seeing a substantial effect but not seeing the primary mass necessarily shrinking on CT scan, we decided that she would benefit from another therapy, the combination therapy. She got that therapy. It was again well tolerated. She had no abnormal side effects or anything of that nature and her disease continues to be stable. So again her retreatment cycle if she was to get another one because we haven’t seen any toxicities, would again come up if we believe that let’s say after 12 weeks of watching her we believe that the disease is stable but that she would benefit from another therapy or if we think there may be signs of progression.

Q:	What do you mean by “significant effect”?. What does that mean?

Answer:
A significant effect, sure. Well, as Dr. Pennington was alluding to, CT scans or the RECIST criteria which are part of the protocol, it’s notoriously hard to judge effect, chemotherapeutic effect on a pancreatic tumor mass, again presumably because there’s lots of fibrosis occurring and any necrosis in the mass, it doesn’t necessarily show up as a significant size reduction in the tumor mass itself. That’s why this other evidence, the PET scan data and why we’re encouraged by that and other nuclear medicine doctors at several universities agree with us that the diminish in the SUV of the PET scan, diminished metabolic activity of the tumor shows a diminish towards aggressive movement of the tumor or more that we’re halting progression in some meaningful fashion or holding the tumor at bay if you will because there is significant data that PET scans and a decrease in the PET scan uptake or hypermetabolic activity in lymphomas and gastric cancers go on to show that those patients tend to do better.

So again, it is a new territory for us in terms of… Go ahead.

Q:	So the objective measurement of response here is stabilization per CT scan and this metabolic PET scan data in fact.

Answer:	Yes.

Q:	And what’s the dose of Gemzar you’re using here compared to…?

Answer:	200 mg/m2.

Q:	And what would it be single agent?

Answer:	Single agent would be above 1,000 mg/m2.

Q:
Hi, Terence Flynn, Lazard. I had a couple questions. First for Dr. Leonard, I was just wondering if you could comment on a Rituximab/Epratuzumab combination and what you’d like to see in terms of improvement in complete response rate and maybe duration of response in both the diffuse large B cell lymphoma setting as well as the front line now, follicular lymphoma setting.

Answer:
It very much depends on the patient population. I think certainly in a population of follicular patients that have recurrent disease but are not Rituximab refractory, therefore eligible for Rituximab retreatment, the data with the Rituximab are that the response rates are about 40 percent with Rituximab there but I would argue that those numbers are very high because that was a very old study when patients were not treated upfront with Rituximab. So my guess would be that the single agent response rates for Rituximab alone in relapse follicular lymphoma could be as low as 20 or 30 percent. But that’s an estimate. We don’t know the full data in kind of the current real world where people get Rituximab over and over and over with chemo, etcetera, and now you’re putting a new combination in there.

So I would hope for better than that. That’s overall response rate, not complete response rate. And so I think better than that and you can define what better than that is but certainly at least in that range or more than that. I think 40 percent for a combination would be of potential interest. But again it really comes down to the population.

In a large cell group of patients really single agent Rituximab or combination doublet antibody therapy without chemo is not really standard of care. We don’t give, other than more or less palliative we don’t give Rituximab as a single agent. It’s really in combination with R-CHOP as far as upfront therapy. So as I said, I’m encouraged by the upfront E-R-CHOP. I think combining with chemotherapy and the aggressive lymphomas is where Rituxan has made its biggest impact and where an antibody combination would make its biggest impact. And the best data, the only data we have there that I think are very encouraging are the NCCTG group and that group certainly has been encouraged because they’ve been pursuing it. So I think those are interesting and our only data but we’d need a randomized trial. But I’m encouraged enough that I would be supportive of that.

Q:
Thanks and then just a question for Dr. Wegener. In terms of the ITP trial for Veltuzumab, I was wondering what the duration of the subcutaneous portion of that trial is now that you’ve switched over from the IV formulation and the dosing schedule that you’re using in that sub-q portion and then the expected number of patients. Thanks.

Answer:
The dosing schedule is the same as for the IV. It’s two doses two weeks apart. We’ve entered a few patients now with the subcutaneous dose at the lowest dose level but I don’t think I can say much more about that at this time. And I think, what was your question, the expected number of patients? Well, these are typical. They begin with dose escalation type designs, the so-called 3 plus 3 design  and then allow us to add on additional patients, 10 to 20, at levels that are deemed safe. It’s a pretty typical design we use. So it allows us flexibility. And I think as we move forward we’ll firm down a little bit exactly how many patients we want to put on but it’s somewhere in that range.

Q:
Richard Drake, AIG. The lupus study was interrupted because of drug supplies. Could I just ask a general question about manufacturing? Can you make enough of your products and how do you make them? Do you contract out the manufacturing?

Answer:
The Epratuzumab project is now under the control of UCB. They have identified a commercial scale manufacturer. They have transferred the process and they will use those materials in the upcoming registration trial.

Q:	Sharon Seiler, Ladenburg Thalmann. I had a question about the Dock-and-Lock technology. What are the peptides that are used and what can you tell us about their potential immunogenicity?

Answer:
There are two peptides that are derived from, both from human proteins. One is PKA or A kinase and another is from an interactive protein that’s called an A kinase anchoring protein. We don’t know right now about the potential immunogenicity other than that they are derived from human proteins which should limit that.

Q:
Dr. Leonard, I have to reveal my ignorance here. In these later more mature B cell malignancies like multiple myeloma, are there any markers beyond CD74 that are being used as targets for antibody clinical programs?

Answer:
So the later B cell malignancies, plasma cells there are certainly CD74 is there. There may be one or two others that have been looked at in an exploratory kind of way but I can’t off the top of my head cite them for you. There’s certainly nothing in the clinic that is active or very far through development. I mean there are antigens. CD138 I think is one on myeloma cells. I don’t know that that’s being targeted in any sort of clinical trial. So I can’t quote the literature too well there other than to say that they have been relatively limited to date and from the standpoint of in the clinic, in even early phase clinical trials, it’s pretty limited as to what’s been looked at in myeloma.

Q:	The reason why after CD20’s huge success in earlier stage B cell disease?

Answer:
It’s a reasonable question. I think certainly the antigens are different than other B cell malignancies obviously and that’s part of it. I think one could question what the malignant cell is, which is always an issue in any tumor, perhaps a little more so in myeloma. So if you have an antigen on the plasma cell, is that really getting at the underlying problem, which one could obviously debate with all of the stem cell hypotheses relating to cancer. But I don’t have a good answer for you to be honest.

Q:
With respect to the planned Phase III trials of Epratuzumab, are those trials in combination with Rituxan or Rituxan and chemotherapy? Are those trials you plan to do yourself or do you hope to get one of the cooperative groups to run the trial?

Answer:
The trial design is yet to be determined. We’re looking at Epratuzumab in combination with Rituxan or replacing that Rituxan piece with our own Veltuzumab. We do intend to initiate those trials in the calendar year 2009 but we are also continuing with regard to out-licensing discussions. I think that beginning these registration trials certainly adds value to both of those assets.

Cynthia:	Are there any further questions? Well, thank you again for coming.

END